As filed with the Securities and Exchange Commission on April 28, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

________________

AGI Inc

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Rua Sergio Fernandes Borges Soares, 1000, Prédio E1 Campinas, SP, Brazil +55 19 3031-4000	13054-709
(Address of Principal Executive Offices)	(Zip Code)

AGI Inc 2026 Omnibus Incentive Plan

(Full Title of the Plans)

Cogency Global Inc. 122 East 42nd Street, 18th Floor New York, NY 10168 (Name and Address of Agent For Service)

(212) 947-7200 (Telephone Number, Including Area Code, of Agent for Service)

___________________

Copies to:

Manuel Garciadiaz Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by AGI Inc (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1)        The Registrant’s Registration Statement on Form F-1/A filed by the Registrant with the Commission on January 29, 2026 (File No. 333-292720), which contains the Registrant’s audited financial statements for the latest fiscal year for which such financial statements have been filed (including any schedules appended thereto);

(2)        The Registrant’s prospectus filed by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-1/A filed by the Registrant with the Commission on January 29, 2026 (File No. 333-292720), including any amendments or supplements thereto; and

(3) The description of the Registrant’s share capital which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-43114), filed by the Registrant with the Commission on February 10, 2026, including any amendments or supplements thereto.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent that any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against dishonesty, willful default or fraud or the consequences of committing a crime.

The Registrant’s amended and restated memorandum and articles of association, which became effective immediately prior to the Registrant’s initial public offering, contains provisions that shall indemnify and hold harmless the Registrant’s directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages, liabilities, judgments, fines, settlements and other amounts incurred or sustained by such directors or officers, other than by reason of such person’s own dishonesty, willful default or fraud, in or about the conduct of the Registrant’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil, criminal or other proceedings concerning the Registrant’s us or our affairs in any court whether in the Cayman Islands or elsewhere.

Further, the Registrant has entered into indemnification agreements with each of the Registrant’s directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in the Registrant’s amended and restated memorandum and articles of association and in indemnification agreements that the Registrant has entered into with the Registrant’s directors and executive officers may discourage shareholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other shareholders. Further, a shareholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant’s directors, officers, employees or other agents or is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage will be provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1*	Amended and Restated Memorandum and Articles of Association of AGI Inc.

5.1*	Opinion of Maples and Calder (Cayman) LLP.

23.1*	Consent of Ernst & Young Auditores Independentes S/S Ltda.

23.2*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).

23.3*	Consent of Euromonitor International Limited.

24.1*	Power of Attorney (included in signature page hereof).

99.1*	AGI Inc 2026 Omnibus Incentive Plan.

107*	Filing Fee Table

*       Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” set forth in Exhibit 107 to this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campinas, Brazil, on April 28, 2026.

AGI Inc

By:	/s/ Marcello Winnik Dubeux
	Name:	Marcello Winnik Dubeux
	Title:	Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Marciano Testa and Marcello Winik Dubeux and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title	Date

/s/ Marciano Testa Marciano Testa	Chief Executive Officer and Director (principal executive officer)	April 28, 2026

/s/ Marcello Winik Dubeux Marcello Winik Dubeux	Chief Financial Officer and Investor Relations Officer (principal financial officer)	April 28, 2026

/s/ Rafael de Oliveira Morais Rafael de Oliveira Morais	Chief Risk and Controllership Officer (principal accounting officer)	April 28, 2026

/s/ Glauber Marques Correa Glauber Marques Correa	Director	April 28, 2026

/s/ Gabriel Felzenszwalb Gabriel Felzenszwalb	Director	April 28, 2026

/s/ Daniel Krepel Goldberg Daniel Krepel Goldberg	Director	April 28, 2026

/s/ Humberto Goes Linaris Humberto Goes Linaris	Director	April 28, 2026

/s/ Aod Cunha de Moraes Junior Aod Cunha de Moraes Junior	Director	April 28, 2026

/s/ Rosa Rios Rosa Rios	Director	April 28, 2026

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of AGI Inc in the United States, has signed this registration statement on April 28, 2026.

Authorized U.S. Representative COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Sr. Vice President on behalf of Cogency Global Inc.